EXHIBIT (a)(5)(a)
LIBERTY GLOBAL, INC.
OFFER TO PURCHASE FOR CASH
UP TO 10,000,000 SHARES OF ITS SERIES A COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE OF $25.00 PER SHARE
AND
UP TO 10,288,066 SHARES OF ITS SERIES C COMMON STOCK,
PAR VALUE $0.01 PER SHARE,
AT A PURCHASE PRICE OF $24.30 PER SHARE
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 2006 UNLESS THE TENDER OFFER IS EXTENDED.
May 18, 2006
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      Liberty Global, Inc., a Delaware corporation, has appointed us to act as information agent in connection with its offer to purchase for cash up to 10,000,000 shares of its Series A common stock, par value $0.01 per share, and up to 10,288,066 shares of its Series C common stock, par value $0.01 per share, from its stockholders. The tender offer will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated May 18, 2006, and the related letter of transmittal of Liberty Global. Liberty Global is inviting stockholders to tender shares of Series A common stock at a purchase price of $25.00 per share and shares of Series C common stock at a purchase price of $24.30 per share, in each case net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of the tender offer.
      All shares properly tendered before the “expiration date” (as defined in Section 1 of the offer to purchase), and not properly withdrawn, will be purchased by Liberty Global at the purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions thereof. See Section 1 of the offer to purchase. Shares not purchased because of proration will be returned at Liberty Global’s expense to the stockholders who tendered such shares promptly after the expiration date. Liberty Global reserves the right, in its sole discretion, to purchase more than 10,000,000 shares of Series A common stock and 10,288,066 shares of Series C common stock under the tender offer, subject to applicable law.
      If, at the expiration date, more than 10,000,000 shares of Series A common stock and/or more than 10,288,066 shares of Series C common stock, or such greater number of shares as Liberty Global may elect to purchase in accordance with applicable law, are properly tendered and not properly withdrawn, Liberty Global will, upon the terms and subject to the conditions of the tender offer, accept shares for purchase on a pro rata basis from all stockholders whose shares are properly tendered and not properly withdrawn.
      THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

      For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to purchase, dated May 18, 2006;

2. Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

3. Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9 and Form W-8BEN);

4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 and instructions for completing Form W-8BEN; and

5. Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 2006, UNLESS THE TENDER OFFER IS EXTENDED.
      No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the information agent, as described in the offer to purchase. Liberty Global will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Liberty Global will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase.
      In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.
      Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.
      Any inquiries you may have with respect to the tender offer should be addressed to the information agent, D. F. King & Co., Inc., at the address and telephone number set forth on the back cover page of the offer to purchase.
      Additional copies of the enclosed material may be obtained from us, by calling: (212) 269-5550.

Very truly yours,

D. F. KING & CO., INC
ENCLOSURES
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LIBERTY GLOBAL, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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